Exhibit 99.1

Press Release

BIO-LOGIC REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

MUNDELEIN, IL, May 24, 2005 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fourth quarter and fiscal year ended February 28, 2005. For the year, the company achieved record sales of $30.5 million, a 9 percent increase over the prior year, led by a surge in sleep systems sales and continued solid growth in hearing diagnostic systems and supplies.

Highlights of Fourth Quarter and Fiscal 2005 and Subsequent Events

•	Operating profit for the year increased 32 percent, overcoming the impact of a fourth quarter charge of $870,000 for costs of an unsuccessful neurology acquisition bid.

•	Fiscal 2005 tax rate increased to 25 percent from 3 percent in fiscal 2004, which included prior years’ research tax credits.

•	Diluted earnings per share of $0.27, compared to prior year’s $0.28.

•	Licensing agreements signed with Northwestern University, House Ear Institute for new hearing products.

•	Agreement with Novation signed in March 2005 to supply audiology equipment and infant hearing screening systems and supplies.

•	Agreement to sell excess land for $2,825,000 signed in April 2005.

Fourth Quarter Results

Net sales for the fourth quarter ended February 28, 2005 increased 5.0 percent to $8.3 million, compared with $7.9 million for the same quarter of the prior fiscal year. Gross profit margin increased to 67.2 percent from 65.5 percent for the same period of the prior fiscal year, primarily due to lower inventory provisions, partially offset by higher research & development (R&D) amortization expense. Total selling, general and administrative expense (SG&A) for the quarter increased $761,000 to $4.1 million, compared to $3.3 million for the fourth quarter of fiscal 2004, due primarily to $870,000 of expenses related to pursuing a potential acquisition that was not completed. R&D decreased $554,000 to $932,000, compared to $1.5 million for the same period of the prior fiscal year, primarily due to higher capitalized research and development costs.

Operating income for the quarter was $558,000, compared to $359,000 for the same quarter last fiscal year. Net income for the quarter was $392,000, or $0.05 per diluted share, compared to $626,000, or $0.09 per diluted share, in the fourth quarter of fiscal 2004. Income tax expense was $219,000 in the fourth quarter of fiscal 2005 compared to a tax benefit of $212,000 in the same period of fiscal 2004, negatively impacting earnings by $.06 per diluted share, due primarily to the recording of adjustments for historical tax refunds for research and experimentation expense for prior years in the fourth quarter of fiscal 2004.

Full Year Results

For the fiscal year ended February 28, 2005, net sales increased 8.7 percent to $30.5 million, compared with $28.1 million for the prior fiscal year. Gross profit margin was 66.4 percent in fiscal 2005, compared to 66.3 percent in fiscal 2004. SG&A for fiscal 2005 increased $1.4 million to $13.6 million, compared to $12.2 million in fiscal 2004, primarily due to the $870,000 of expenses related to pursuing an acquisition that was not completed and expenses associated with the higher level of sales. R&D decreased $318,000 to $4.3 million, compared to $4.6 million in the prior fiscal year, primarily due to higher capitalized research and development costs.

For fiscal 2005, the company had operating income of $2.4 million, an increase of 31.6 percent compared to $1.8 million in fiscal 2004. Net income for the year was $1.9 million, or $0.27 per diluted share, compared to $1.9 million, or $0.28 per diluted share, for the prior year. Earnings per share for fiscal 2005 were lower due to failed deal costs, increased tax rates and an increase in the number of diluted shares outstanding. During fiscal 2004, the company’s tax provision was reduced by the recording of $432,000 of historical nonrecurring tax credits, which increased net income by $.06 per diluted share, and an additional $100,000 of similar credits related to fiscal 2004.

The company had $14.9 million in cash and cash equivalents at February 28, 2005, an increase of $2.1 million from the February 29, 2004 prior fiscal year end.

Commenting on the year’s results, Roderick G. Johnson, president and chief operating officer, stated, “We achieved record sales in fiscal 2005, exceeding $30 million for the first time in company history, a fitting accomplishment as Bio-logic concluded its 25th year. Our nine percent sales increase was led by a surge in demand for sleep systems, which is being fueled by heightened interest in sleep apnea monitoring due to our aging and overweight population, and studies linking hypertension to sleep apnea. We also recorded solid gains in hearing system sales, in both the diagnostic and screening areas. Our Navigator® Pro diagnostics line continues to be a market leader and products featuring our M•A•S•T•E•R™ software experienced low double-digit growth. Though sales of our screening products have declined in recent years due to saturation of the traditional markets, we were able to generate strong gains for our AuDX® hand-held screener during the year through opportunities in alternative markets.

“Our hearing supplies business also continued to experience significant growth, matching last year’s 15 percent sales increase. Non-system revenues, which include primarily supplies and service, represented 28 percent of our total business, consistent with the fiscal 2004 level. Our international business, which is primarily hearing related, reached record levels in fiscal 2005, but increased by two percent after consecutive years of percentage growth in the upper teens.

“We have accumulated a substantial cash balance in recent years and this year we sought to put some of that cash to work via an acquisition. We initiated discussions with a well-known international company that we were confident could have increased shareholder value if acquired at a reasonable price. However, after investing considerable time and incurring approximately $870,000 in due diligence and legal costs, we ended our pursuit of the candidate when another buyer offered a price substantially above what we could justify based on our analysis. Though disappointed, we remain committed to pursuing acquisitions of medical technology businesses and assets, at fair valuations, that can either complement our own or that provide entry to larger market segments,” Johnson concluded.

Looking Forward

“Since the founding of our company in 1979, Bio-logic has been built on a foundation of innovative technologies and a tradition of leadership in the markets we serve,” Gabriel Raviv, chairman and chief executive officer stated. “That heritage is continuing today, through both internal development of products as well as collaborations with other industry technology leaders. Earlier this year we announced the signing of exclusive licensing agreements with House Ear Institute and Northwestern University to develop and commercialize two new technologies. HINT, or Hearing In Noise Test, is a proprietary technology developed by House Ear scientists to evaluate the functional hearing capabilities of individuals in hearing-critical jobs, as well as hearing aid cochlear implant users, and children. The other new technology is BioMAP, or Biological Marker of Auditory Processing, a proprietary technology developed by Auditory Neuroscience Laboratory scientists at Northwestern University, which is used to quickly and objectively identify disordered auditory processing of sound that has been associated with learning impairments in children, who have a high likelihood of benefiting from remediation strategies involving auditory training. These new technologies are expected to enhance the quality of everyday life for large segments of our population and we are excited to be a part of bringing them to market.

“We are also building on our history of developing new products of our own and anticipate the launch of two systems during fiscal 2006. Our new Netlink ICU system, expected to be launched in the second quarter, is designed to meet the need for continuous monitoring of EEG in the intensive care unit to improve the detection of nonconvulsive seizures associated with certain brain injuries such as trauma, stroke or brain hemorrhage. We also expect to begin shipment of our new ambulatory Netlink Traveler® by the third quarter of fiscal 2006. Used for both EEG and sleep diagnostics, this feature-rich amplifier product weighs just 13 ounces and can fit in the palm of a hand, and should have significant advantages over existing ambulatory units,” concluded Raviv.

Johnson added, “We have had good success in our effort to target the market for the Natus® ALGO® Flexicoupler™ disposable ear coupler with our HALO Ear Muffin™, which is reflected in the steady growth of our hearing supplies revenue. We hope to make further inroads into this sizeable market and plan to continue to actively pursue this business. Our A•C•E program, or Audiological Centers for Excellence, a partnership with leading academic institutions to educate audiologists in the latest hearing technologies, which was announced last year, is moving forward and we have already established affiliations with several universities.”

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements regarding the Company’s intention to pursue acquisitions and statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, Bio-logic’s ability to successfully identify, complete and integrate acquisitions and other risks and expenses related to an acquisition strategy, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, Internal Revenue Service determinations and other facts affecting the realization of the anticipated tax credits and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

Bio-logic Systems Corp. and Subsidiaries

Consolidated Statement of Operations

In Thousands, Except for Per Share Data

	Three Months Ended		Twelve Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
NET SALES	$8,291	$7,893	$30,549	$28,101

COST OF SALES	2,718	2,726	10,261	9,479

Gross Profit	5,573	5,167	20,288	18,622

OPERATING EXPENSES:
Selling, general & administrative	4,083	3,322	13,601	12,189
Research & development	932	1,486	4,304	4,622

Total operating expenses	5,015	4,808	17,905	16,811

OPERATING INCOME	558	359	2,383	1,811

OTHER INCOME (EXPENSE):
Interest income	58	46	152	123
Interest expense	(9)	7	(14)	6
Miscellaneous	4	2	(6)	4

Total other income	53	55	132	133

INCOME BEFORE INCOME TAXES	611	414	2,515	1,944

PROVISION FOR INCOME TAXES	219	(212)	633	62

NET INCOME	$392	$626	$1,882	$1,882

RETAINED EARNINGS, BEGINNING OF PERIOD	16,934	14,818	15,444	13,562

RETAINED EARNINGS, END OF PERIOD	$17,326	$15,444	$17,326	$15,444

EARNINGS PER SHARE:

Basic	$0.06	$0.10	$0.29	$0.30

Diluted	$0.05	$0.09	$0.27	$0.28

BASIC SHARES OUTSTANDING	6,533,711	6,331,280	6,440,035	6,309,545

DILUTED SHARES OUTSTANDING	7,491,321	6,816,714	7,066,390	6,670,095

SELECTED BALANCE SHEET DATA

	As of February 28, 2005	As of February 29, 2004
Cash and cash equivalents	$14,866	$12,750
Current assets	25,410	22,955
Total assets	30,207	27,194
Current liabilities	6,536	6,243
Shareholders’ equity	22,761	20,279